EXHIBIT A TO SCHEDULE 13G
                    ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES


RT Investment Management Holdings Inc, ("RTIM") is a parent holding company as that term is defined by Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934 (the "Act") and is eligible to file on Schedule 13G pursuant to an SEC no-action relief application. RTIM's aggregation holdings represent securities that are beneficially owned by its subsidiary RBC Global Investment Management Inc. which manages these securities on behalf of its respective clients.

RBC Global Investment Management Inc. ("RBC GIM"), formerly Royal Bank Investment Management Inc. is a wholly-owned subsidiary of RTIM. RBC GIM is a foreign investment adviser that has received SEC no-action relief to file on
Schedule 13G.

RTIM, and RBC GIM are federally incorporated Canadian corporations whose business addresses are as follows:

RT Investment Management Holdings Inc.     RBC Global Investment Management Inc.
Royal Trust Tower, P.O. Box 97             Royal Trust Tower, P.O. Box 97
77 King Street West, Suite 3900            77 King Street West, Suite 3800
Toronto, Ontario                           Toronto, Ontario
M5K 1G8                                    M5K 1H1
Canada                                     Canada